Exhibit 10.15

July 14, 2020

Richard D. DiBartolomeo

6471 Shoreline Drive

Troy, MI 48085

Dear Rick:

We are pleased to extend you an offer of full-time employment with Amesite Inc. (the “Company”) as Chief Financial Officer. We are excited about your interest in us and are confident that you will be an important addition to our team. This offer of employment is in accordance with, and subject to, the terms and conditions set forth in this offer letter (“Letter”) and the Company’s policies and procedures. This Letter supersedes any and all prior arrangements and agreements including, but not limited to, that certain Consulting Agreement, dated November 12, 2018, as amended, by and between you and the Company.

Position and Responsibilities

Your position title will be Chief Financial Officer, reporting directly to the Chief Executive Officer. The Company reserves the right to modify your job duties and reporting responsibilities, or to assign you to work at the Company’s other locations either on a temporary or permanent basis.

This is a full-time, exempt position. Your start date will be August 1, 2020, subject to the terms of this Letter.

Compensation

Your starting base annual salary will be $175,000, less applicable deductions, payable in installments in accordance with the Company’s regular payroll practices.

Additionally, subject to approval by the Company’s board of directors, you will receive options (the “Options”) to purchase up to 50,000 shares of the Company’s common stock, exercisable at $2.00 per share. Fifty percent (50%) of the Options shall vest on the first anniversary date hereof and the remaining fifty percent (50%) of the Options shall vest and become exercisable in twelve (12) successive equal monthly installments thereafter.

Bonus

You shall be eligible to receive performance-based and other bonuses, as awarded in the sole discretion of the Company’s board of directors. The Company shall make best efforts to finalize performance metrics/milestones within thirty (30) days of the date hereof with regard to your eligibility for performance-based bonuses.

Benefits

As a full-time employee, you may be eligible to participate in our comprehensive package of Company benefits in accordance with applicable Company policies then in effect. This package includes, among other benefits, health insurance and benefits provided by our human resources platform. Please note that the Company reserves the right to alter, amend, or terminate any and all of its benefit programs at any time, without prior notice to you. Additional information about the Company’s benefits will be provided to you under separate cover.

Paid Time-Off/Vacation Policy

As a full-time employee, you shall be eligible to receive paid time-off/vacation leave in accordance with the Company’s policies. The Company agrees to make best efforts to accommodate your reasonable requests based on business needs and coverage.

Contractual Impediments

This offer is contingent upon there being no contractual impediments or obligations which would restrict your acceptance of this offer. In addition, this offer is made with the understanding that you will not bring with you to the Company confidential or proprietary information belonging to any of your previous employers and that you will refrain from disclosing to us, or using while employed by us, any such confidential or proprietary information. Furthermore, you are expected to comply with any non-disclosure, non-compete, non-solicitation and other provisions of agreements with your previous employers.

Termination

1.	Termination by the Company. Subject to the obligations of the Company set forth herein, the Company may terminate your employment at any time and for any reason (or no reason), and with or without Cause, and without prejudice to any other right or remedy to which the Company or you may be entitled at law or in equity or under this Agreement. Notwithstanding the foregoing, in the event the Company desires to terminate the your employment without Cause, the Company shall give you not less than sixty (60) days advance written notice. Your employment shall terminate automatically in the event of your death.

2.	Termination by You. You may voluntarily terminate your employment upon sixty (60) days’ prior written notice for any reason or no reason. You may terminate the engagement for Good Reason without notice. “Good Reason” shall mean without your express written consent any of the following: (i) a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities as measured either immediately prior to such reduction or taking into consideration any overall reduction occurring during any period of twelve (12) consecutive calendar months, or the your removal from such position, duties or responsibilities; (ii) a material change in your upward reporting responsibilities; (iii) a reduction of your compensation as in effect immediately prior to such reduction; (iv) your relocation to a facility or a location more than twenty-five (25) miles from your then current primary residence; or (v) a material breach by the Company of this Agreement or any other agreement with you that is not corrected within fifteen (15) days after written notice from you (or such earlier date that the Company has notice of such material breach).

3.	Termination for Death or Disability. Subject to the obligations of the Company set forth herein, your engagement shall terminate automatically upon your death. Subject to the obligations of the Company set forth herein, in the event you are unable to perform your duties as a result of a disability, the Company shall have the right to terminate the your employment by providing written notice of the effective date of such termination.

4.	Termination by the Company for Cause. Notwithstanding the forgoing, your employment hereunder may be terminated by the Company for Cause (hereinafter defined). Upon and following any such termination for Cause, all compensation and benefits payable to you hereunder shall terminate and the Company shall have no further liability to you. “Cause” means any of the following: (i) the commission of an act of fraud, embezzlement or material dishonesty which is intended to result in your substantial personal enrichment in connection with your employment with the Company; (ii) your conviction of, or plea of nolo contendere, to a crime constituting a felony (other than traffic-related offenses); (iii) your willful misconduct that is materially injurious to the Company; or (iv) your (1) material failure to perform your duties as an officer of the Company, and (2) failure to “cure” any such failure within thirty (30) days after receipt of written notice from the Company delineating the specific acts that constituted such material failure and the specific actions necessary, if any, to “cure” such failure.

Acceptance of Offer

This offer shall expire within five (5) calendar days of the date of this Letter, unless the Company receives a signed original of this Letter within that period. This offer is conditioned upon your: (1) returning a copy of your signed application; (2) completing and returning the enclosed Form W-4; (3) satisfactory completion of your Form I-9; and (4) completing and returning a Background Release Form. This offer is further contingent upon the results of the background check being satisfactory to the Company in its sole and absolute discretion. Upon acceptance of this offer you shall be provided with an employee handbook.

I am delighted to make this offer of employment to you. Should you have any questions, please do not hesitate to ask.

Yours sincerely,

/s/ Ann Marie Sastry
Ann Marie Sastry, Ph.D.
Chief Executive Officer

Employment under the terms offered herein is accepted.

SIGNATURE:	/s/ Richard DiBartolomeo
DATE:	7/19/2020